NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reaffirms 2016 Outlook and
Provides 2017 Outlook

Highlights:

•	Sales, adjusted diluted EPS, and free cash flow outlook reaffirmed for 2016

•	2017 outlook

•	Sales growth of flat to up 4%

•	Diluted EPS of $3.60 to $4.00

•	Free cash flow of at least 90% of net income

PITTSBURGH, December 13, 2016 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC) reaffirms its 2016 outlook and provides its 2017 outlook.

Mr. John J. Engel, WESCO’s Chairman, President and CEO, commented, “Our fourth quarter results to date are in line with the expectations we outlined in our third quarter earnings call.  We reaffirm our full year 2016 outlook of a 2% to 3% sales decline, $3.75 to $3.90 adjusted earnings per diluted share, and free cash flow generation of at least 125% of adjusted net income.”

Mr. Engel continued, “We expect modest improvement in our end markets next year. Our 2017 outlook includes improved execution of our growth initiatives and investing for the future, while maintaining our cost and cash management discipline. We believe we are well-positioned to benefit from the potential tax, regulatory, and budget changes associated with the new administration in the United States, but do not anticipate a significant impact on our business next year. As a result, we expect sales in the range of flat to up 4%, EPS of $3.60 to $4.00 per diluted share, and free cash flow generation of at least 90% of net income in 2017.

We remain clearly focused on executing our One WESCO strategy to deliver above-market sales growth, improve profitability, generate strong cash flow, and increase shareholder value.  Our acquisition pipeline remains robust, and we see excellent ongoing opportunities to strengthen our electrical core and broaden our portfolio of products and services.  The free cash flow generation capability of our business supports continued investment in our One WESCO growth initiatives, including acquisitions, while providing a return of capital to shareholders.”

Adjusted net income and adjusted earnings per diluted share exclude the third quarter 2016 loss of $123.9M and related income tax benefit of $41.2M resulting from the redemption of the Company’s 6.0% Convertible Senior Debentures due 2029, which, based on a diluted share count of 48.7M, equates to a loss per diluted share of approximately $1.70.

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WESCO will discuss its 2017 outlook during its investor conference call today starting at 1 p.m. ET. The Company has produced an accompanying presentation for today’s call that can be accessed on the Company's Investor Website (http://wesco.investorroom.com).

The call will be available via the conference dial-in below, as well as a live audio webcast that can be accessed by clicking on the microphone icon on WESCO's home page at www.wesco.com.

To participate, please dial 1-877-443-5356 (Domestic), 1-855-669-9657 (Canada) or 1-412-902-6614 (International) a few minutes before the 1:00 p.m. ET start. Please mention to the operator that you are dialing in for the WESCO conference call. The live webcast of the investor call and the related presentation materials will be available through the "Investor Relations" section of the company's Investor Website (http://wesco.investorroom.com).
Investors can access a replay of the conference call from 2:00 p.m. ET on December 13, 2016 through 9:00 p.m. ET on December 20, 2016 by dialing 1-877-344-7529 (Domestic), 1-855-669-9658 (Canada), or 1-412-317-0088 (International) using the confirmation code 10094950.

About WESCO
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2015 annual sales were approximately $7.5 billion. The company employs approximately 9,300 people, maintains relationships with over 25,000 suppliers, and serves over 80,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nine fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as the Company's other reports filed with the Securities and Exchange Commission.

Cautions about Forward-Looking Statements
This press release contains "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about the Company's stock repurchase program. All statements made herein that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to:  adverse economic conditions; increase in competition; debt levels, terms, financial market conditions or interest rate fluctuations; risks related to acquisitions, including the integration of acquired businesses; disruptions in operations or information technology systems; expansion of business activities; litigation, contingencies or claims; product, commodity, labor or other cost fluctuations; exchange rate fluctuations; the timing and amount of common stock repurchases, if any; and other factors described in detail in the Form 10-K for WESCO International, Inc. for the year ended December 31, 2015 and any subsequent filings with the Securities & Exchange Commission. The accompanying presentation includes a discussion of certain non-GAAP financial measures. Information required by Regulation G of the Exchange Act with respect to such non-GAAP financial measures can be obtained via WESCO’s website, www.wesco.com.

Contact
Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-4220
mbell@wesco.com
investorrelations@wesco.com; http://www.wesco.com

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